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                                                                    EXHIBIT 23.1


The Board of Directors
BHA Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-58782) on Form S-8 of BHA Group Holdings, Inc. of our report dated November 11, 1997, relating to the consolidated balance sheets of BHA Group Holdings, Inc. and subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, and all related schedules, which report appears in the September 30, 1997 annual report on Form 10-K of BHA Group Holdings, Inc.


                                                 /s/ KPMG Peat Marwick LLP


Kansas City, Missouri
April 9, 1998


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